Exhibit 99.1

- - PRESS RELEASE - -

Investor Contact:

Max Pashman

mpashman@irpartnersinc.com

Phone: 818-280-6800

FOR IMMEDIATE RELEASE

January 19, 2015

ADAPTIVE MEDIAS APPOINTS SAL AZIZ TO ITS BOARD OF DIRECTORS

IRVINE, Calif., January 19, 2016 -- Adaptive Medias, Inc. (OTCQB: ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced the appointment of Sal Aziz, 36, to its Board of Directors. Aziz, GM of Platform of Adaptive Medias, has a proven track record of success in advertising platforms, targeting technology, product implementation and monetization strategies. He will continue to help Adaptive Medias achieve its stated goals of optimizing revenues for its publishing partners and maximizing efficiencies for its advertisers across all screens and devices. Adding Aziz will increase Adaptive Medias’ Board to three members.

“Sal has been directly involved in every facet of Adaptive Medias’ revitalization, leading to, among other achievements, nearly nine consecutive quarters of double-digit sales growth, new leadership at the board and management levels, and a strong financial platform that will be leveraged for ongoing operational improvements. We’re delighted to have Sal as a member of our Board of Directors and look forward to his contributions,” said John B. Strong, Chairman and Chief Executive Officer of Adaptive Medias.

Aziz has more than a decade of business operations experience and handles all aspects of business development for the Adaptive Medias’ platform business. Aziz is responsible for creating solutions that will grow the Company’s advertiser and publisher relationships. He is currently leading the Company’s efforts in its flagship product Media Graph, an all-in-one video monetization platform for publishers, producers and advertisers.

“It’s an honor for me to serve on the Board of Directors,” Aziz said. “Adaptive Medias’ mission has always been about revolutionizing the digital media industry, and I welcome the opportunity to guide Adaptive Medias to continue in that pursuit,” concluded Aziz.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB: ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

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